UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Exchange Act of 1934

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Natural Gas Services Group Inc.
(Name of Registrant as Specified In Its Charter)
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June 8, 2016

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make.

There is little question that 2015 presented its fair share of challenges for our industry and business. The decline in hydrocarbon prices has impacted oilfield activity across North America. NGS hasn’t been immune from the slowdown as we discussed in our recent conference call and in meetings and investor presentations with many of you.

However, your company posted solid results in 2015, including Total Shareholder Return (“TSR”) that was in the top decile of both our peer group as well as the peer group recommended by Institutional Shareholder Services (“ISS”), one of the proxy advisory services that provides analysis of your Company.

While pleased with the relative performance of your company, we know we must continue to work hard to preserve value, focus our business on opportunities and constantly remind ourselves that everything we do is with the goal of creating shareholder value. We believe there will be opportunities to grow our business as the cycle improves, and I am confident we have the team to execute on those prospects when the time comes.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on June 16, 2016. In that Proxy we outline a number of important action items including our Board of Directors standing for re-election and our independent auditors which we ask you to ratify for another year of service.

We also used a great deal of ink to describe our executive compensation program and policies and ask that you vote in favor of that plan.

While we understand the role that proxy advisory firms play in the governance process, your Board of Directors and Compensation Committee believe that the analysis of ISS is incorrect and is based on erroneous data and has significant factual and interpretive errors. As a result, we believe their conclusions and recommendations are misguided and should not be relied upon to cast your advisory vote on the Company’s executive compensation program.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, has crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of Natural Gas Services Group’s shareholders. In fact, we made several changes to our compensation program detailed in this year’s proxy to address past concerns raised by ISS and as a result of our conversations with many of our shareholders.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

Your Board of Directors has reached out to the proxy advisory firms recommending the “no” vote, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence is attached to this information.

As always, we are open to dialogue with you - our shareholders - to make certain the decisions we make on key compensation issues are in your best interests and are consistent with the long-term goals of the Company. In fact, the Compensation Committee will continue to carefully review our compensation program, taking into account the thoughts of our shareholders, and take appropriate action.

We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.
/s/ Stephen C. Taylor
Stephen C. Taylor
Chairman, President and Chief Executive Office

June 8, 2016

Via Electronic Mail and Overnight Delivery

Andrew J. Borek
Associate - Governance Department
Institutional Shareholder Services, Inc.
2099 Gaither Road
Suite 501
Rockville, MD 20850
Electronic Mail: Andrew.J.Borek@issgovernance.com

Ref:    Natural Gas Services Group, Inc.
ISS Proxy Advisory Services Report (Dated June 3, 2016)
Natural Gas Services Group Proxy Analysis

Dear Mr. Borek:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. While we appreciate your review of the Company’s proxy material and the role your firm serves in corporate governance review, we are disappointed by what we believe are erroneous assumptions and interpretations that cast an incorrect view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

Moreover, we are disappointed that ISS largely ignored the effort of the NGS Board of Directors, in close consultation with key shareholders, to respond to the concerns raised by ISS in analysis provided of the Company’s proxy materials.

Specifically, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy, the available public data on NGS named executives’ compensation structure and value and the engagement of the Company’s officers and directors with shareholders regarding the NGS executive compensation program.

In addition, the lack of any positive change in the Company’s “ISS Compensation Quick Score” is inconsistent with the Company’s demonstrated and well-documented response to the concerns of ISS as well as changes made to the NGS compensation program in consultation with our shareholders. We find the reticence of ISS to acknowledge improvements in the Company’s compensation program to be arbitrary and a disservice to the Company’s shareholders.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

I.	Natural Gas Services Group Commitment to Independent Compensation Review

As a New York Stock Exchange (“NYSE”) listed Company (NYSE:NGS), Natural Gas Services Group, Inc. abides by all requirements of the NYSE regarding Director independence, especially as it relates to the independence of the Board of Director’s Compensation Committee. Specifically, the Compensation Committee Charter of Natural Gas Services Group, Inc. (“Committee Charter”) initially adopted on February 12, 2002 and amended periodically sets forth NGS’s commitment to independence on the Compensation Committee:

The [Compensation] committee will have a minimum of three directors. All Committee members shall meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. [Natural Gas Services Group, Inc., Compensation Committee Charter, February 12, 2002 found at
http://media.corporateir.net/media_files/irol/13/136302/compensation_charter.pdf]

The Company’s Compensation Committee is comprised of three independent directors with solid credentials, including two members with decades of public company leadership experience and a thorough understanding of the fiduciary responsibilities of balancing the need to retain gifted corporate leadership with maximizing shareholder value.

The Compensation Committee is exclusively charged with the important task of establishing the Company’s overall compensation philosophy and setting specific base and incentive compensation for Named Executive Officers. The Committee Charter clearly sets forth those responsibilities:

The Committee will: [1] Periodically review the Company’s philosophy regarding executive compensation and counsel the CEO as to different compensation approaches; [2] Annually review market data to assess the Company’s competitive position for the three components of executive compensation (base salary; annual incentives; and long-term incentives). Market data may include, among other things, executive compensation surveys compiled by third-party consultants or others in the natural gas compression industry, and supplemental general industry compensation information. [Natural Gas Services Group, Inc., Compensation Committee Charter, supra.]

Under the Committee Charter, the Company is also in compliance with the standards of independence established under applicable regulations of both the U.S. Securities and Exchange Commission and the Internal Revenue Service.

In discharging its responsibilities, the Committee periodically reviews and, when appropriate, adjusts the contracts of Named Executive Officers. The Committee has done so over the past three years in response to concerns raised by ISS and as a result of active engagement of our shareholders.

II.	Total Shareholder Return and Peer Group Analysis

While there are a number of errors in the ISS analysis of the NGS executive pay plan, your claims regarding Total Shareholder Return (“TSR”) and criticisms of the Company’s peer group selection are specious. In fact, upon careful review, the peer group selected by ISS upon which your critique is based appears to have been selected without any regard for ISS’s own selection criteria and appears to have been haphazardly gathered as if the selection was either rushed or given little consideration by research personnel at all familiar with the business of NGS. However, we will begin our critique with a review of the TSR analysis provided by ISS.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

The table below shows the aggregate one, three and five-year Total Shareholder Return (“TSR”) for the Company as well as the median TSR for the peer group utilized by NGS in its Proxy and the Median TSR for the peer group derived by ISS:

Aggregate Total Shareholder Return

Company/Peer Group	1-year TSR	3-year TSR	5-year TSR
Natural Gas Services Group	(3.2)%	35.8%	17.9%
Median NGS Proxy Peer Group	(43.5)%	(37.9)%	(54.3)%
Median ISS Report Peer Group	(48.1)%	(64.8)%	(71.6)%

NGS has significantly outperformed both its self-selected peers and, even more so, the ISS peer group over the past five years, regardless of the time period selected. Moreover, as the table below indicates, on an annualized basis, NGS has also outpaced both peer groups over the same time period.

Annualized Total Shareholder Return

Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-year Ann. TSR
Natural Gas Services Group	(3.2)%	10.7%	3.4%
Median NGS Proxy Peer Group	(43.5)%	(14.7)%	(14.5)%
Median ISS Report Peer Group	(48.1)%	(30.5)%	(22.3)%

Clearly, it is difficult to conclude anything other than NGS is the leading value creator among both peer groups.

In addition, the ISS analysis concludes NGS has also substantially outperformed its broader peer group as defined by the MSCI ACWI: Energy Equipment and Services Industrial Code, GICS: 101010 (ISS Proxy Analysis, June 3, 2016, page 3) for the one, three and five-year periods.

In arguably one of the worst operating environment the energy industry has faced, NGS was able to navigate the operational headwinds and continue to outperform the industry. In fact, only one company out of the 12 company-disclosed peers and only one company out of the 14 ISS-selected peers had a positive one-year total shareholder return.

To be fair, the exact size of the ISS peer group is unclear. While we believe ISS has selected 14 companies to serve as its peer group, it lists and counts 17 including one, Synergy Resources Corp., four times. For a firm that claims its research is the leader in reliability for corporate governance analysis, we are disappointed in the sloppy inaccuracies in your report that, by your own marketing claims, is used by more institutional investors than any other.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

While on an absolute basis NGS posted a negative shareholder return of 3.2% for the one-year period ended December 31, 2015, industry-leading relative performance suggests that the interests of shareholders and NGS leadership were strongly aligned. In addition, on both a relative and absolute basis, NGS performance (both annualized and aggregate) over the three- and five-year time period was at or near the top of both peer groups.

In fact, contrary to your prose in the report, ISS’s own analysis for relative alignment and pay magnitude indicates that the alignment of pay and performance for NGS is clearly within the acceptable range (see ISS Proxy Services, June 3, 2016, page 11).

Many shareholders and financial analysts who follow the Company have called NGS’s performance in the last one-, three- and five-year periods exceptional. Moreover, in any objective analysis of the Company’s performance, it must be acknowledged that NGS operates in the oil and natural gas industry. Hence, we believe any credible analysis of the Company’s performance should acknowledge that base commodity prices experienced the most severe decline in recent history resulting in a record decay in energy services activity. In 2015, crude oil prices declined by 30% (65% from the June, 2014 high) and 2015 oilfield activity, as measured by the North American Rotary Rig Count, declined by nearly 62%.

In contrast, NGS posted TSR of -3.2% which was not only near the very top of its industry peers, it was lauded by investors, analysts and our industry brethren.

As a board member, shareholder and long-time oilfield investor, we always strive for positive returns. However, the Compensation Committee’s keen focus on long-term value creation not only recognizes that designing a compensation plan that attracts and retains talent in a cyclical industry requires a long-term view including periods of cyclical deceleration, but, more so, rewarding exceptional leadership for remarkable relative performance in the most challenging operating environment in the last 50+ years is critical to achieving full-cycle outperformance.

While that concept may be impossible for your myopic, short-term theoretical models to capture, our collective decades of experience as corporate leaders, board members and shareholders convince us that not only is our executive compensation plan appropriate, it is critical to the future success of our Company.

The ISS analysis also disapproves of the company-selected peer group and asserts “[T]he company-selected peer group includes several aspirational peers and targets total compensation at the 75th percentile of peers,” (ISS Proxy Advisory Services, June 3, 2016, page 15). However, a review of both the Company peer group and that of ISS suggests the Company’s peer group is much more representative of NGS and its business than is the peer group referenced by ISS.

While the ISS peer group was chosen by considering revenue of each enterprise, the NGS disclosed peer group places more emphasis on market capitalization. The NGS market cap (~$300 million) is the median market cap (~$300 million) of the Company peer group; however, the NGS market cap is almost 1.75x the median market cap of the ISS referenced peer group (~$167 million). We believe the focus of the ISS selected peer group on revenue and away from market capitalization has a negative multiplying effect on ISS’ compensation analysis.

Moreover, we believe that using revenue as the sole selection criterion is less appropriate than market capitalization, especially when relying on TSR as the primary evaluative metric. Revenue is not a universal predictor of corporate profitability and, many times, has little relationship to overall shareholder returns, especially in a cyclical industry where margin volatility may result in a combination of higher revenues, lower profits and a decline in TSR. As a result, NGS will continue to rely on market capitalization as a primary variable for determining peer group members.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

Moreover, we believe the ISS peer group has additional limitations and liabilities and contains a disparate set of companies that has little relevance to the Company’s business. Consider the following:

•	Only three of the companies in the ISS peer group, excluding NGS, are in the business of providing equipment and services to the oil and gas business, consistent with the GICS code of the Company.

•	While easily identified, ISS has chosen no oilfield compression companies for its peer group, the primary business of NGS.

•
Ten companies (71%) in the ISS selected peer group are exploration and production companies, companies that are customers (not peers) of NGS and have very different financial measurement metrics than oilfield service and industrial companies.

•
This ISS peer group contains three companies that are completely unrelated to the Company’s business or that contribute no substantive data that provide for a more accurate understanding of the Company’s business.

◦	Goodrich Petroleum filed for Chapter 11 bankruptcy, over a month before the ISS report was published. We note that Warren Resources also filed for bankruptcy on June 2, 2016.

◦	Isramco is an oil and gas company that has assets in the U.S. and Israel. The Company is 65% owned by an Israeli company and trades less than 1000 shares per day

◦
Steel Excel has a small energy business with its primary focus on sports entertainment, comprised of baseball facility services, including tournaments, field rentals, camps, and player and umpire instruction; soccer camps and leagues; and strength and conditioning services.

If the goal is to randomly select companies that may have some tangential relationship to the focus company’s business, ISS can claim partial success. However, if the goal is to carefully select a group of companies representative of NGS’s primary business and provide instructive data on the behavior of similar businesses, ISS has not achieved its mission.

In contrast, the peer group assembled by NGS has the following attributes:

•
Eight of the twelve companies chosen by NGS are in the business of providing equipment and services to the oil and gas business, consistent with or similar to the GICS code of the Company. Moreover, the Company has included the two primary competitors of NGS - companies that provide contract compression equipment and related services - in its peer analysis.

•	Only three of the twelve companies in the NGS peer group are exploration and production companies and are included to provide diversification to the overall energy sector.

•	One company is a broad-based industrial services company with significant presence in the oilfield equipment and services business.

Clearly, the NGS peer group provides a more relevant group of peers to which NGS should be compared.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

We also note that the ISS peer groups over the last three years have been subject to above-average churn (changes in the composition of the peer group), a concept of which ISS is critical when analyzing company-generated peer groups. ISS removed seven (7) companies from its NGS peer group between its 2014 and 2015 proxy analysis reports and removed five (5) peers from its 2015 peer group when compared to the recently released analytical report on June 3, 2016. Moreover, the five (5) peers removed from the most recent peer group were in the ISS peer group for only one analytical cycle (the June, 2015 report).

If a corporate issuer like NGS had similar turnover in its peer group, ISS would have criticized the churn as excessive and likely suggested such changes might have been an attempt to add “inspirational peers” to the peer group in an attempt to create artificial comparable compensation metrics that would benefit a company’s executives without regard for shareholder benefits. While we have no evidence to suggest ISS is intentionally gaming the system, we are somewhat surprised by the level of turnover in your NGS peer group.

Additionally, we are somewhat perplexed by your lack of proper acknowledgment of the evolution of our compensation program after careful consideration of your previous recommendations and as a result of our detailed shareholder engagement program. However, while you note some of the changes made, they appear to have no impact on your assessment of the Company’s executive compensation program which seems disingenuous to those who have worked diligently to address your concerns and craft an executive compensation structure that further aligns the interests of our shareholders and leadership team.

As noted above, our leadership and governance team is deeply concerned about the errors and misinterpretations related to the NGS executive compensation plan in your June 3, 2016 report. In your promotional material you note the following:

ISS’ proxy analysis provide comprehensive data on board membership, executive compensation, financial performance and ownership to give context for agenda items. ISS applies sophisticated models to evaluate say-on-pay proposals and assess pay-for-performance alignment, and evaluate equity-based pay plans and increases in authorized shares.

Our engagement with appropriate company officials, top institutional holders and other parties helps to inform our analysis and vote recommendations. And every report undergoes a stringent internal review process, with ongoing audits to ensure quality and timeliness. (https://www.issgovernance.com/solutions/governance-advisory-services, emphasis added)

However, as noted in this correspondence, the ISS analysis of the NGS executive compensation plan fails to meet your own standards whether in timeliness (arbitrary changes in the peer group, the continued presence of delisted, bankrupt and severely challenged companies) or quality (the inclusion of the same company in the peer group listing four times). Moreover, while your evaluative models may provide interesting theories, they are only as good as the data inputs and the interpretation of the outputs which, as we note herein, are both severely lacking.

We believe the Compensation Committee has taken into account all relevant factors, used its best efforts to determine the correct balance between base and incentive pay and examined relevant performance metrics to connect long-term incentives to performance. Moreover, we have carefully examined peer group compensation practices and worked hard to continually incorporate best practices into NGS compensation programs and policies. As noted in the past, we will continue to review our policies and practices, including engaging our stakeholders in the process, in an attempt to incorporate evolving best practices for executive compensation.

Mr. Andrew J. Borek
Institutional Shareholder Services, Inc.
June 8, 2016

III.Conclusion

Based on the established fact set and misinterpretations by Institutional Shareholder Services, we believe a correction to your analysis of NGS’s Named Executive Compensation is warranted.

We request ISS immediately review its erroneous analysis and revise its opinion regarding the Advisory Vote to Ratify Named Executive Officers Compensation. In addition, the errors in the original analysis led to an erroneous “ISS Quick Score” which should also be recalculated and revised.

In addition, ISS must revise its analysis that suggests NGS executive compensation is not aligned with performance which is inconsistent with the ISS data presented on page 11 of your June 3, 2016 report. Such a suggestion is both disingenuous and misleading.

While based on past practice and lack of interaction with your team, we aren’t hopeful that you will be willing to engage in dialogue over these issues, we hope you will - at the very least - consider correcting the errors in your report and be open to discussing the other misinterpretations in your report. We appreciate your immediate attention and look forward to a dialogue and resolution no later than Friday, June 10, 2016.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc:    Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members - Natural Gas Services Group Board of Directors